SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 1)

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           | |

Check the appropriate box:

[X] Preliminary Proxy Statement
| | Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
| | Definitive Proxy Statement
| | Definitive  Additional Materials
| | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       --
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities  to which  transactions  applies:

    (2)  Aggregate  number of  securities  to which  transactions  applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

|X|   Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form,  Schedule  or  Registration  Statement  No.:

      (3) Filing Party:

      (4) Date Filed:

---------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                             46257 FREMONT BOULEVARD
                            FREMONT, CALIFORNIA 94538


                                                                 April ___, 1997

Dear Stockholder:

   You are cordially invited to attend a Special Meeting (the "Special Meeting") of the holders of common stock ("Sunrise Stock") of Sunrise Technologies International, Inc. ("Sunrise"), to be held on ____________, 1997 at 10:00 a.m., local time, at _____________, located at _________________.

   At the Special Meeting, you will be asked to consider and vote upon certain proposals (the "Proposals") to sell substantially all of the assets of Sunrise relating to its dental business (the "Dental Sale") and to amend the authorized capitalization of Sunrise.

   Sunrise's Board of Directors has unanimously approved each of the Proposals and unanimously recommends a vote in favor of the Proposals.

   In the material accompanying this letter, you will find a Notice of Special Meeting and a Proxy Statement relating to the actions to be taken by Sunrise's stockholders at the Special Meeting. The Proxy Statement more fully describes the Dental Sale and includes important information concerning Sunrise.

   Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


                                              Sincerely,

                                              David W. Light
                                              Chairman of the Board and
                                              Chief Executive Officer

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                             46257 FREMONT BOULEVARD
                            FREMONT, CALIFORNIA 94538

                               ------------------

                            NOTICE OF SPECIAL MEETING

TO THE STOCKHOLDERS OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC.:


   You are cordially invited to attend a Special Meeting (the "Special Meeting") of the holders of common stock, par value $0.001 per share ("Sunrise Stock"), of Sunrise Technologies International, Inc. ("Sunrise"), to be held on __________, ____________, 1997 at 10:00 a.m., local time, at ____________, located at
______________.

   At the Special Meeting, you will be asked to consider and vote upon a proposal to sell substantially all of the assets of Sunrise relating to its dental business (the "Dental Sale"). You also will be asked to approve certain changes to Sunrise's capitalization.


   Specifically, you will be asked to vote on the following matters (the "Proposals"):


      1. To approve the Dental Sale to Lares Research, substantially on the terms contained in the Lares Letter of Intent, described in the accompanying Proxy Statement.

      2. To amend Sunrise's Certificate of Incorporation to effect a "reverse stock split" by amalgamating every three shares of Sunrise Stock into one share of Sunrise Stock.

      3. To amend Sunrise's Certificate of Incorporation to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 (to 25,000,000 if Proposal 2 is approved).


      4. For the transaction of such other business as may properly come before said meeting or adjournments thereof.

   You may vote on each of the Proposals independently. Approval of each of the Proposals will require the affirmative vote of a majority of the outstanding shares of Sunrise Stock entitled to vote at the Special Meeting.


   Each of the Proposals is more fully described in the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on _____ __, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.



                                             Sincerely,



                                             David W. Light
                                             Chairman of the Board and
                                             Chief Executive Officer


Fremont, California
____________, 1997

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PRELIMINARY
                             SUNRISE SPECIAL MEETING
                                 PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation of proxies by management of Sunrise Technologies International, Inc. ("Sunrise" and, together with its subsidiaries, the "Company"), for use at the special meeting of stockholders (the "Special Meeting") scheduled to be held on _____, __, 1997, at 10:00 a.m., local time, at _________________ , located at
__________________. The Company intends to mail this Proxy Statement and the accompanying proxy card to all stockholders entitled to vote at the Special Meeting on or about _______ __, 1997.

   At the Special Meeting, holders of common stock of Sunrise ("Sunrise Stock") will be asked to consider and vote upon the following matters (the "Proposals"):
(1) to approve the sale (the "Dental Sale") of the Company's dental business and substantially all of the assets used in the operation thereof (the "Dental Business") to Lares Research, a privately-held company located in Chico, California, substantially on the terms contained in the Asset Purchase Agreement (defined herein), (2) to amend Sunrise's Certificate of Incorporation (the "Sunrise Certificate") to effect a "reverse stock split" by amalgamating every three shares of Sunrise Stock into one share of Sunrise Stock and (3) to amend the Sunrise Certificate to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 (to 25,000,000 if Proposal 2 is approved).

RECORD DATE; VOTING

   The board of directors (the "Board") has fixed the close of business on _____________, 1997 as the record date (the "Record Date") for the determination of holders of Sunrise Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were _______________ shares of Sunrise Stock issued and outstanding, held of record by ___________persons.


   Each share of Sunrise Stock is entitled to one vote on each of the Proposals. The presence, whether in person or by proxy, of a majority of the outstanding shares of Sunrise Stock is necessary to constitute a quorum at the Special Meeting. Abstentions from voting and broker non-votes on a particular Proposal will be counted for purposes of determining the presence of a quorum but will not be counted as affirmative or negative vote on the Proposal. The affirmative vote of a majority of the votes eligible to be cast at the Special Meeting is required to approve each of the Proposals. Abstentions and broker non- votes will have the effect of voting against the Proposals.


   As of the Record Date, the directors and executive officers of Sunrise, together with their respective affiliates, held _____________shares of Sunrise Stock, representing ___________percent (___%) of the votes to be cast at the Special Meeting.

REVOCABILITY OF PROXIES

   If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of Sunrise a duly signed revocation or a proxy bearing a later date.

SOLICITATION

   Sunrise will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Sunrise Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Sunrise. No additional compensation will be paid to such persons for such services. Sunrise also intends to employ the services of Beacon Hill Partners, Inc., a professional solicitation company ("Beacon Hill"), to assist with solicitation of Sunrise stockholders. Beacon Hill will be paid a fee of $4,000 plus $3 per telephone call made by Beacon Hill to a Sunrise stockholder entitled to vote at the Sunrise Special Meeting.

   ChaseMellon Shareholder Services LLC, transfer agent and registrar for the Sunrise Stock, will be paid its customary fee, estimated to be $1,500.

INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to attend the Special Meeting and to be available to answer appropriate questions. Such representatives will have the opportunity to make a statement to the stockholders if they desire to do so.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This Proxy Statement, as it may be amended or supplemented, and certain documents incorporated by reference herein contain or may contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, income, earnings, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of Sunrise or its management, (iii) statements of the future economic performance of Sunrise and
(iv) the assumptions underlying statements regarding Sunrise or its businesses. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed herein, under the caption "Risk Factors" and elsewhere. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                   PROPOSAL 1
                                 THE DENTAL SALE


   The Company proposes to sell its assets associated with its dental laser, air abrasion and composite curing systems (the "Dental Assets") to Lares Research, a California corporation ("Lares"). Lares is a privately held company located in Chico, California. Sales of dental products represented approximately 98% and 76% of the Company's revenues during 1996 and 1995 respectively. The purchase price for the Dental Assets is $5,500,000, consisting of $4,000,000 in cash and $1,500,000 in the form of two subordinated promissory notes due in three and four years, respectively (the "Lares Notes"). Following the sale of the Dental Assets, the Company's only remaining operations will be those related to its ophthalmic laser products, primarily its patented laser corneal shaping product (the "LTK System" or the "Corneal Shaping System") which is currently undergoing premarket clinical studies in the United States as required by the Food and Drug Administration ("FDA").


BACKGROUND--REASONS FOR SALE


   The Company's Board of Directors has been considering the sale of its business and operations related to the Dental Assets (the "Dental Business") since late 1995 but was not successful in obtaining any satisfactory offers for the Dental Business until Lares presented its offer in November 1996. The Board has determined to sell the Dental Business for two primary reasons. First, the Dental Business has caused the Company to incur substantial losses in each of the past three years, which losses have depleted the Company's working capital and reduced the funds available to cover the cost of the clinical studies for the LTK System. Second, the proceeds from the sale of the Dental Business will become available for the LTK clinical studies and could delay the necessity for further capital raising.

   Management began exploring the possibility of the sale of the Dental Business during 1995. Discussions were conducted during 1995 with two companies which were already in the business of selling dental products but such efforts did not produce satisfactory offers. The Company regularly attends large regional dental equipment industry shows and was familiar with other participants in this industry. During 1996 the Company had extensive contacts with four additional suppliers of dental products concerning the sale of the Dental Business. Discussions with three of these companies did not result in offers to purchase. In October and November 1996 David Light, the Chief Executive Officer of the Company, met with Craig

Lares, the President and sole shareholder of Lares and with Mr. Robert Oliver, a consultant hired by Lares, to negotiate the terms of a proposed purchase of the Dental Assets by Lares. Prior to this contact, the Company had no financial dealings with Lares and neither company has any economic interest in the other. On November 18, 1996 the Company and Lares entered into a non-binding letter of intent which contemplated the purchase by Lares of the Dental Assets in consideration for a cash payment of $5,000,000 at closing, a six-year non-interest bearing promissory note in the principal amount of $2,000,000 and warrants for 2-1/2% of the stock of Lares. The proposed transaction was subject to Lares being able to attact sufficient equity financing on acceptable terms to enable it to complete the purchase. In March, 1997, Lares reported that it had not obtained satisfactory offers of equity capital and revised its proposal to purchase the Dental Assets. The current proposal ($5,500,000 with $4,000,000 at closing) does not require equity financing but, according to Craig Lares, can be completed with loans being made available by Lares' bank (the "Bank") and a member of Craig Lares' family. Mr. Lares has assured the Company that Lares will have the financing in hand prior to the anticipated closing.

   The Company has not retained a financial advisor to assist in the sale of the Dental Business and has not advertised for potential buyers. The Company briefly consulted with a few potential financial advisors but was unable to generate significant interest given the size of the proposed transaction. In addition, management believed that the only likely potential buyers for the Dental Business would be companies which already participated in the dental equipment business, all of whom were familiar to the Company and would be available for discussions at many of the dental industry shows which the Company attended. Management believes that it has presented the Dental Business to most of the suppliers of dental equipment who have the financial capacity to fund the acquisition and have received no other purchase offers. Under the terms of the Lares Letter of Intent the Company has been free to negotiate with other potential purchasers since February 18, 1997 and has made this information available to other prospective purchasers. Since the public announcement of the Lares Letter of Intent in November 1996 the Company has received no indications of interest from any party with whom it had not been in contact prior to the announcement.

   If the Company is successful in completing the sale of the Dental Assets it will focus all of its efforts to obtain FDA approval to sell the LTK System in the United States and to revive its sales effort in those countries in which regulatory approval is not required. In February and March 1997, the Company completed private placements of Notes and Warrants which resulted in net proceeds of approximately $3,743,740. These proceeds, together with the proceeds from the sale of the Dental Assets should provide sufficient working capital for the balance of 1997. The Company will need to raise significant additional working capital during 1998 to enable it to fund its overhead and overseas marketing efforts and to complete the clinical studies, a process which will not be complete until 1999 at the earliest. If the Company is unable to raise additional working capital it could be forced to cut back or suspend the clinical trials which would, at a minimum, delay the FDA regulatory process. The Notes issued in connection with recent private placement will come due in February, 1999 and are secured by the ophthalmic patents which cover the LTK System. If the Company is unable to pay the Notes in February, 1999, it could lose its rights to market its LTK System or be required to pay royalties to retain such rights.

THE DENTAL BUSINESS

   Although recently the Company's primary efforts have been focused on the engineering and development of laser products used in the ophthalmic business, the Company began as a developer and manufacturer of dental laser systems. Through the end of 1991, Sunrise was the exclusive developer and manufacturer of dental laser systems for American Dental Technologies, Inc. ("ADT") and received substantially all of its revenues from the sale of its dLase Dental Laser System (the "Sunrise dLase System") to ADT. The Company's exclusive relationship with ADT was terminated in 1992 because ADT failed to meet its minimum purchase requirements, and the Company has been marketing its dental laser systems directly. In 1990, Sunrise received market clearance from the FDA to sell the Sunrise dLase System in the United States for soft tissue applications; however, it has not received FDA market clearance for the Sunrise dLase System for hard tissue applications.

   In October 1988, Sunrise filed a Pre-Market Approval application (a "PMA") with the FDA for treatment of precarious lesions with the Sunrise dLase System. The application was denied in August

1990. The Company commenced additional clinical trials for this application in 1991 after conferring with the FDA with respect to a new protocol. In the first quarter of 1993, Sunrise received FDA approval to expand the clinical studies to add more patients, an additional research site, and include the treatment of 2 degree caries. Sunrise filed a new PMA during 1994. In February 1996 the FDA's dental products advisory board voted not to recommend pre-market approval of Sunrise's dental laser for hard tissue applications. Sunrise is currently evaluating this development in relation to the overall marketing of the dental laser and whether it should continue to pursue FDA approval for hard tissue.


DENTAL PRODUCTS

 SunLase Dental Laser Systems

   The SunLase series of dental laser systems are portable laser systems designed to be used in dentistry, without the use of local anesthetic, for hard tissue applications such as treatment of dental caries (cavities) and pre-carious dental lesions (the precursor of cavities) and for soft tissue cutting procedures in the oral cavity.

   The Company introduced the SunLase 800 for sales in international markets during the third quarter of 1992 for hard and soft tissue applications. The SunLase 800, which was developed using technology from the Company's ophthalmic and surgical laser technologies, uses a pulsed Nd:YAG with a variable power of
0.3 watts to 8 watts and provides a choice of pulse rates from 10 to 50 pulses per second. The SunLase 800 incorporates a memory feature that allows the practitioner the choice of up to eight programmable treatment settings. The application of solid-state laser technology provides low-cost, efficient and reliable operations. No special utilities are required and the unit plugs into any standard electrical outlet.

   In March 1993, the Company introduced two new dental laser systems in the United States market for soft tissue applications--the SunLase 400, a four watt dental laser system and the SunLase Master, an eight watt dental laser system with a pulse rate of from 10 pulses per second to 100 pulses per second. The Company obtained FDA clearance to market these procedures prior to their introduction.

 MicroPrep(R) Dental Applications

   The Company entered into a joint development agreement with Danville Engineering, Inc. ("Danville") in April 1993, to develop the MicroPrep(R), a low-cost, compact, microprocessor-controlled air abrasive unit. Pursuant to the terms of the agreement, Danville provides the air abrasive module for incorporation into the MicroPrep(R). In addition, Danville may act as a non-exclusive distributor of the product. The MicroPrep(R) uses a high speed air stream containing small particles which, when directed at teeth, have an abrasive action that can be used to cut enamel and dentin, thereby prepare a cavity for restorative material. The air abrasive method allows for rapid cutting of the tooth structure with minimal heat, vibration and pressure, thereby permitting cavity preparation without the use of local anesthetic in most cases. In cases where the tooth is hypersensitive, pulpal stimulation can be controlled by reducing the pressure of abrasive material delivered to the tooth structure.

   The MicroPrep(R) Director is approximately suitcase-sized (similar to the Company's dental laser packaging) and has a built-in compressor which improves the portability of the system as compared to the competitive product which uses the dentist's existing compressed air supply. The Director utilizes a standard 115 volt outlet, delivers abrasive at from 80 psi to 120 psi, and operates at three different pressures, three different abrasive concentrations and also has a pulsed mode to allow the dentist innumerable variations on delivering abrasive to the target tooth structure. The Company filed a 510(k) with the FDA in June 1993 and received clearance to market the product in May 1994. Initial product shipment began in June 1994. In October 1995, the Company introduced the "Associate(R)," a table-top version of the MicroPrep(R).

   Company's revenues are substantially derived from sales of its dental laser and air abrasion products. In 1996, these sales represented 98% of the Company's revenues. If the sale of the Dental Assets to Lares is consummated, $4 million of the purchase price will be paid in cash, which the Company intends to use primarily to fund its ophthalmic activities; however, by selling the Dental Assets, the Company will lose a significant source of continued revenue.

TERMS OF TRANSACTION


   On March 26, 1997, Sunrise entered into an Asset Purchase Agreement with Lares (the "Asset Purchase Agreement"), providing for the sale to Lares of the Dental Assets, except for cash and accounts receivable, (book value at December 31, 1996 of approximately $1,904,000). Lares will not assume any liabilities which exist on the closing date but will assume existing contracts of the Dental Business, including its royalty bearing license agreements with ADT and Patlex Corporation and its exclusive supply contract with Danville. The licenses will require Lares to pay ongoing royalties and the exclusive supply agreement will require Lares to purchase its air abrasive products from Danville. At closing Lares will pay Sunrise $4,000,000 in cash and deliver two promissory notes totaling $1,500,000. The first Lares Note, in the principal amount of $1,000,000 will bear interest at 8% and will be due April 30, 2000, with interest payable quarterly from inception. The second Lares Note in the principal amount of $500,000 will be due April 30, 2001 and will bear interest at 8%. Interest on this Lares Note accrues for the first two years. Both Lares Notes will be subordinate in right of payment to Lares' obligations to the Bank, which at closing are expected to include a $3,000,000 advance to partially fund the cash payment to be made to the Company at closing, a business line of credit, a building loan and a Small Business Administration Loan. Lares has agreed that, so long as either of the Lares Notes are outstanding, its aggregate obligations to the Bank will not exceed $4,750,000.

   Sunrise is required to pay ADT a transfer fee equal to 10% of the amount received for the sale of its dental air abrasive assets (but not its dental laser assets). Sunrise and Lares have allocated 50% of the purchase price paid to the air abrasive products which results in a transfer fee of $275,000. The transaction does not require any regulatory approval.

   The transaction with Lares is subject to the completion of Lares' due diligence investigation, the absence of material adverse changes through closing, revision of a consulting arrangement that Sunrise has with a distributor in Germany and completion of Lares' financings with Bank of America and members of the Lares family which will provide Lares the $4,000,000 cash required at closing. The transaction is also subject to approval by the stockholders of Sunrise. Lares can waive its closing conditions as long as it is able to make the $4,000,000 payment. Lares will make an offer to retain most of the employees of the Dental Business but is not required to do so. The transaction will produce taxable gain for federal income tax purposes but such gain is expected to be fully offset by current year losses and allowable loss carrybacks. Sunrise will make standard representations and warranties concerning its due organization and corporate power, its authorization to enter into the transaction, the absence of adverse changes and undisclosed liabilities, title to and condition of assets, tax matters, litigation, environmental, regulatory and ERISA matters, outstanding contracts and insurance coverage and with respect to patents trademarks and other intellectual property matters. Prior to closing Sunrise will continue to conduct its business in the ordinary course but will be required to obtain Lares' consent to commitments which extend beyond closing. Each party will pay its own transaction expenses. Lares may end the transaction if there are any material adverse changes in the dental business or it is unable to complete its financings. Sunrise may end the transaction if there is any material adverse change in Lares' business.


RECOMMENDATION OF THE BOARD


   The Board of Directors unanimously recommends approval of the proposal to sell the Dental Assets to Lares on the terms disclosed above. The Board believes that the Company does not have the resources to continue to pursue both the Dental Business as well as clinical trials for the LTK System and that the potential revenue from sales of the LTK System is significantly greater than the maximum size of the market for the Company's dental products as to mandate the sale or discontinuance of the Dental Business. The Board considered the following factors in its decision to recommend the sale of the Dental Business:


   o The losses suffered by the Dental Business in the 1994-1996 period including current and ongoing losses.

   o The cost of the clinical studies for the LTK System and the expected time-table for the regulatory approval process.

   o  The need to raise additional working capital.

   o The historic difficulties in raising working capital including the dilution and the fees involved.

   o Investor interest in the corneal shaping market addressed by the LTK System compared to relative lack of interest in the smaller and fragmented dental equipment market.

   o Competitive and cost factors affecting the dental equipment market including the obigation to pay substantial ongoing royalties to ADT.

   o The refusal by the FDA to permit the Company's dental laser systems to be used for hard tissue applications.

   o The absence of material revenues following sale of the Dental Business until FDA approval is obtained for the LTK System.

   o  The absence of other offers for the Dental Business.

   Based on its evaluation of all of the factors described above, the Board of Directors believes that it is in the best interest of the Company and its shareholders to sell the Dental Business to Lares on the terms described. The Board believes that the Company must convert the Dental Assets to cash or risk its entire business because of an absence of cash and the inability to raise additional working capital. The Board also believes that the transaction is fair to the shareholders of Sunrise and represents an adequate price for the assets and business being sold.


   Approval of the sale of the Dental Assets to Lares pursuant to the Asset Purchase Agreement requires the affirmative vote of holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Record Date.

          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE DENTAL SALE TO LARES SUBSTANTIALLY ON THE TERMS CONTAINED IN THE ASSET PURCHASE AGREEMENT.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                         SELECTED FINANCIAL INFORMATION

   The statement of operations data set forth below with respect to the fiscal years ended December 31, 1994, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the Company's audited financial statements included elsewhere in this Proxy Statement and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited financial statements not included in this Proxy Statement.

   The Company's independent auditors have included an explanatory paragraph in their report covering the Company's financial statements for the year ended December 31, 1996, which paragraph emphasizes substantial doubt as to the Company's ability to continue as a going concern, based primarily on the recurring operating losses that have been incurred by the Company. Failure to return to profitable operations or to obtain other financing could result in a reorganization or complete liquidation of the Company.


               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                         FISCAL YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                              1992       1993        1994        1995        1996

HISTORICAL STATEMENT OF OPERATIONS DATA:
   Net revenues ........................   $  8,550    $ 11,860    $  7,578    $  5,294    $  5,654
   Gross profit ........................      3,604       5,009       1,340       1,637       1,638
   Purchase of in-process technology ...      8,466        --          --          --          --
   Income (loss) from operations .......    (13,337)     (6,452)     (6,917)     (4,187)     (6,020)
   Income tax expense (benefit) ........     (1,612)        232        --          --          --
   Net income (loss) ...................    (11,640)     (6,624)     (6,910)     (4,130)     (5,968)
   Net income (loss) per share(1) ......      (1.44)      (0.74)      (0.68)      (0.28)      (0.23)
   Weighted average shares
    outstanding(1) .....................      8,111       8,955      10,129      14,935      26,414

                                                   DECEMBER 31,
                               ------------------------------------------------
                                  1992      1993      1994      1995      1996
HISTORICAL BALANCE SHEET DATA:
   Working capital ..........   $ 7,877   $ 1,965   $ 1,101   $ 4,541   $ 1,073
   Total assets ..............   10,339     5,511     3,822     6,689     3,741
   Long-term debt ............       79        18      --        --        --
   Stockholders' equity ......    9,038     2,708     1,357     4,745     1,272

   ----------------
   (1) See Note 1 of Notes to Consolidated Financial Statements.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                      UNAUDITED COMPARATIVE PER SHARE DATA

   The following table sets forth (1) the historical net loss per share and the historical book value per share of Sunrise Stock; and (2) the unaudited pro forma net loss per share and the unaudited pro forma book value per share after giving effect to the proposed sale of the Dental Business and Net Assets on a retroactive basis excluding the gain (if any) from the sale for Pro Forma Net Loss Per Share and recognizing the initial cash payment of $4,000,000 for the Pro Forma Book Value Per Share. The information presented in the table should be read in conjunction with the unaudited pro forma condensed financial statements, the Company's historical consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto appearing elsewhere herein or incorporated by reference. No cash dividends have been declared by Sunrise.

                                         HISTORICAL   PRO FORMA
                                        ------------ -----------
NET LOSS PER SHARE
  Fiscal Year ended December 31, 1996 ...   0.23         0.013

BOOK VALUE PER SHARE AT
  December 31, 1996 .....................   0.05          0.12

   1. Sunrise's historical net loss per share represents amounts for the year ended December 31, 1996.


   2. Sunrise's historical book value per share is calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the number of shares of common stock outstanding at the end of the period.


   3. The unaudited pro forma net loss per share is based on the weighted average number of shares of Sunrise Stock outstanding during the period (26,414,218 shares at December 31, 1996).

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed financial statements represent the proposal that Sunrise may sell the Dental Business.

   On March 26, 1997, the Company entered into an asset purchase agreement with Lares Research, providing for the sale of the Company's Dental Assets. Lares is a privately held company located in Chico, California. Consummation of the proposed dental sale is subject to Lares' ability to raise $4,000,000 to fund the closing date payment described below. There is no assurance that Lares will be able to attract the required financing from banking institutions and members of the Lares family, and, if Lares is unsuccessful, the transaction will be abandoned.

   If Lares is able to raise the required capital, the Company would transfer to Lares all of the Dental Assets except for cash and accounts receivable. All liabilities of the Dental Business would be retained by the Company, except for certain obligations relating to royalties and a supply contract. Lares would pay Sunrise $4,000,000 at closing and would issue $1,500,000 in notes. The $1,000,000 Lares Note would be payable three years from the date of closing, and interest at the rate of 8% per annum would begin to accrue at the end of the first quarter following the closing and would be payable quarterly. The $500,000 Lares Note would be payable four years from the date of closing, and interest at the rate of 8% per annum would be accrued for the first two years following the date of closing, with interest payable quarterly thereafter. The Company intends to recognize proceeds from the sale and interest on the notes as cash is received.

   The Company's revenues are substantially derived from the sale of its dental laser and air abrasive products. In 1996, these sales represented 98% of the Company's revenues. If the proposed sale of the Dental Assets is consummated, $4,000,000 of the purchase price will be paid in cash which the Company will use to fund its ophthalmic activities; however, by selling the Dental Assets, the Company will lose a significant source of continued revenue.

   The unaudited condensed financial information ("Sunrise Net of Dental Assets to be Sold") gives effect to the sale of the Dental Business as if the transaction had occurred on January 1, 1996 for purposes of the unaudited statements of operations and as of December 31, 1996 for purposes of the unaudited balance sheet.


   The unaudited pro forma condensed financial information should be read in conjunction with the accompanying notes and the historical financial statements, including the notes thereto, of the Company, included elsewhere in this Proxy Statement.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              DECEMBER 31, 1996
                                (IN THOUSANDS)

                                     SUNRISE                      SUNRISE NET
                                   TECHNOLOGIES      SUNRISE       OF DENTAL
                                  INTERNATIONAL,  DENTAL ASSETS    ASSETS TO
                                       INC.        TO BE SOLD       BE SOLD
                                 -------------- --------------- -------------
                                       (a)             (b)            (c)
ASSETS
Cash and cash equivalents ......    $   647          $ 4,000       $ 4,647
Accounts receivable ............        472             --             472
Inventories ....................      2,135           (1,749)          386
Prepaid expenses ...............        288             --             288
                                    -------          -------       -------
Total current assets ...........      3,542            2,251         5,793
Net property, plant & equipment         199             (154)           45
                                    -------          -------       -------
Total assets ...................    $ 3,741          $ 2,097       $ 5,838
                                    =======          =======       =======

--------------
a) Represents historical Sunrise financial statements, including Dental Assets to be sold.

(b) Represents historical Sunrise Dental Assets to be sold and initial cash consideration received therefrom. Additional gain may be recognized up to $1.5 million as payment is received on the Lares Notes.

(c) Represents historical Sunrise, net of Dental Assets to be sold and initial cash consideration received therefrom.



      See accompanying note to the Pro Forma Condensed Financial Statements


                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                                SUNRISE                      SUNRISE NET
                                              TECHNOLOGIES      SUNRISE       OF DENTAL
                                             INTERNATIONAL,  DENTAL ASSETS    ASSETS TO
                                                  INC.        TO BE SOLD       BE SOLD
                                            -------------- --------------- -------------
                                                  (a)             (b)            (c)
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable ............................   $  1,586           --            1,586
Accrued payroll and related expenses ........        209           --              209
Accrued warranty ............................        199           --              199
Other accrued expenses ......................        475           --              475
                                                --------       --------       --------
Total current liabilities ...................      2,469           --            2,469
Common stock ................................         28           --               28
Additional paid-in capital ..................     31,688           --           31,688
Accumulated deficit .........................    (30,444)         2,097        (28,347)
                                                --------       --------       --------
Total stockholders' equity ..................      1,272          2,097          3,369
                                                --------       --------       --------
Total liabilities and stockholders' equity ..   $  3,741       $  2,097       $  5,838
                                                ========       ========       ========

---------------
(a) Represents historical Sunrise financial statements, including Dental Assets to be sold.

(b) Represents historical Sunrise Dental Assets to be sold and initial cash consideration received therefrom. Additional gain may be recognized up to $1.5 million as payment is received on the Lares Notes.

(c) Represents historical Sunrise, net of Dental Assets to be sold and initial cash consideration received therefrom.


    See accompanying note to the Pro Forma Condensed Financial Statements


                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                     SUNRISE        LESS
                                                   TECHNOLOGIES   SUNRISE     SUNRISE
                                                  INTERNATIONAL,   DENTAL    OPHTHALMIC
                                                       INC.       BUSINESS    BUSINESS
                                                 -------------- ---------- ------------
                                                       (a)          (b)         (c)
Net Revenues ...................................     $  5,654    $  5,514    $    140
Cost of revenues ...............................        4,016       3,900         116
                                                     --------    --------    --------
Gross profit ...................................        1,638       1,614          24
Other costs and expenses
   Engineering & development ...................        1,326         470         856
   Sales, marketing & regulatory ...............        3,632       2,765         867
   General and administrative ..................        2,700         914       1,786
                                                     --------    --------    --------
Total other costs and expenses .................        7,658       4,149       3,509
                                                     --------    --------    --------
Net loss from operations .......................       (6,020)     (2,535)     (3,485)
                                                     --------    --------    --------
Net interest income ............................           52          31          21
                                                     --------    --------    --------
Net income/(loss) ..............................     $ (5,968)   $ (2,504)   $ (3,464)
                                                     ========    ========    ========
Net loss per share .............................     $  (0.23)               $  (0.13)
                                                     ========                ========
Shares used in calculation of net loss per share       26,414                  26,414
                                                     ========                ========

---------------
(a)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Business to be sold.

(b) Represents historical Sunrise Dental Business to be sold, exclusive of any gain which may be realized on the sale.

(c) Represents historical Sunrise, net of Dental Business to be sold, exclusive of any gain which may be realized on the sale.


      See accompanying note to the Pro Forma Condensed Financial Statements

           NOTE TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1996

   The pro forma condensed financial statements gives effect to the following pro forma adjustments:

   On March 26, 1997, the Company entered into an asset purchase agreement with Lares Research providing for the sale of the Company's Dental Assets. Lares is a privately held company located in Chico, California. Consummation of the proposed dental sale is subject to Lares' ability to raise $4,000,000 to fund the closing date payment described below. There is no assurance that Lares will be able to attract the required financing from banking institutions and members of the Lares family, and, if Lares is unsuccessful, the transaction will be abandoned.

   If Lares is able to raise the required capital, the Company would transfer to Lares all of the Dental Assets except for cash and accounts receivable. All liabilities of the Dental Business would be retained by the Company, except for certain obligations relating to royalties and a supply contract. Lares would pay Sunrise $4,000,000 at closing and would issue $1,500,000 in notes. The $1,000,000 Lares Note would be payable three years from the date of closing, and interest at the rate of 8% per annum would begin to accrue at the end of the first quarter following the closing and would be payable quarterly. The $500,000 Lares Note would be payable four years from the date of closing, and interest at the rate of 8% per annum would be accrued for the first two years following the date of closing, with interest payable quarterly thereafter. The Company intends to recognize proceeds from the sale and interest on the notes as cash is received.

   The Company's revenues are substantially derived from the sale of its dental products. In 1996, these sales represented 98% of the Company's revenues. If the proposed sale of the Dental Assets is consummated, $4,000,000 of the purchase price will be paid in cash which the Company will use to fund its ophthalmic activities; however, by selling the Dental Assets, the Company will lose a significant source of continued revenue.

   The unaudited pro forma condensed balance sheet column Sunrise Net of Dental Assets to be Sold reflects the initial cash proceeds of the sale. No profit from the sale has been reflected in the unaudited pro forma condensed statement of operations due to the nonrecurring nature of this transaction.

   The Sunrise Opthalmic Business column on the unaudited pro forma condensed statement of operations is not intended to represent the ongoing costs and expenses of the remaining operations. The unaudited pro forma condensed financial statements have been prepared based on certain allocations of historical data, which may not be reflective of the ongoing cost structure. Many of the costs allocated to the Dental Business for pro forma financial presentation are expected to remain with the Sunrise ophthalmic business.

                                PROPOSALS 2 AND 3
                          AMENDMENTS TO CAPITALIZATION


   The authorized capitalization of Sunrise currently consists of 40,000,000 shares of Sunrise Stock and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). As of the Record Date, there were ____ shares of Sunrise Stock issued and outstanding. No shares of Preferred Stock have been issued or reserved for issuance by the Board.

   Sunrise proposes to effect two changes to its authorized capitalization: (i) to effect a "reverse stock split" by amalgamating every three shares of Sunrise Stock into one share of Sunrise Stock, and (ii) to increase the number of shares of Sunrise Stock authorized to be issued. Stockholders can vote on each of these proposals independently.

REVERSE STOCK SPLIT

   On July 8, 1995, the Sunrise Stock was delisted from The Nasdaq Stock Market because Sunrise was unable to maintain the requisite standards for continued listing. Accordingly, trading of Sunrise Stock is now conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Sunrise Stock.

   While Sunrise intends to pursue relisting the Sunrise Stock on The Nasdaq Stock Market, Sunrise's securities are now subject to the Commission's "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the sale. Such broker-dealers also must make certain disclosures regarding commissions payable and must file monthly statements regarding recent price information for penny stocks. Consequently, the holders of Sunrise securities may find it diffulcult to sell their securities in the secondary market.

   The interdealer quotation systems of The Nasdaq Stock Market, the New York Stock Exchange and the American Stock Exchange, among others, require securities listed hereon to have a minimum market price of $3.00 per share. The proposed reverse stock split would increase the trading price of the Sunrise Stock, which would enable the Company to apply to have the Sunrise Stock listed on an interdealer quotation system or securities exchange. However, even if the reverse stock split is effected, there can be no assurance that Sunrise will be successful in listing the Sunrise Stock in the near future, or at all.


          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REVERSE STOCK SPLIT.

PRICE RANGE OF SUNRISE STOCK AND DIVIDEND POLICY

   As of December 31, 1996, there were 715 holders of record of Sunrise Stock. Price information for Sunrise Stock may be obtained from the OTC Bulletin Board. The table below sets forth the reported high and low bid quotations of Sunrise Stock as reported on the OTC Bulletin Board for the periods indicated.


                                               HIGH ASK(1) LOW BID(1)
                                               ----------- ----------
              1995
              First Quarter ................... $1.97       $0.69
              Second Quarter .................. $1.25       $0.56
              Third Quarter.................... $2.37       $0.50
              Fourth Quarter................... $2.44       $0.94

              1996
              First Quarter ................... $1.44       $1.34
              Second Quarter .................. $2.31       $1.13
              Third Quarter ................... $2.00       $0.88
              Fourth Quarter .................. $2.13       $0.81

              1997
               First Quarter .................. $1.72       $0.75

--------------
(1) Bid and ask prices are quoted on the OTC Bulletin Board in increments of 1/32. Certain of the bid and ask prices set forth in this table have been rounded to the nearest cent.

   On March 31, 1997, the closing price of the Sunrise Stock as reported on the OTC Bulletin Board was $1 3/16 (approximately $1.19) per share. The over-the-counter market quotations provided herein may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DIVIDENDS

   In the past three years, the Company has not declared or paid any cash dividend on the common stock. Sunrise currently intends to retain any and all future earnings to finance its business. Accordingly, the Company does not anticipate paying cash or other dividends on its common stock in the foreseeable future.

INCREASE IN CAPITALIZATION

   Sunrise historically has issued Sunrise Stock in order to raise working capital to fund its activities. In 1995, Sunrise issued, in two private placements, an aggregate of 15,100,000 shares of Sunrise Stock, for aggregate net proceeds of approximately $7.5 million. In 1996, Sunrise effected a private placement of approximately 2,300,000 shares of Sunrise Stock for net proceeds of approximately $2.2 million. In February and March 1997, Sunrise issued an aggregate principal amount of approximately $4.1 million of 5% convertible notes due 1999 (the "Notes"), which were accompanied by warrants to purchase Sunrise Stock ("Warrants"), for aggregate net proceeds of approximately $3.7 million. Sunrise has reserved an aggregate of 4,686,572 shares of Sunrise Stock for issuance on conversion of the Notes and an aggregate of 2,343,286 shares of Sunrise Stock for issuance on exercise of the Warrants.

   Until FDA approval is granted for commercial distribution of the LTK System, even if the sale of the Dental Assets to Lares is consummated, Sunrise expects to continue to require to raise working capital to fund its activities, which may involve additional private placements or offerings of Sunrise Stock or securities convertible into or exercisable or exchangeable for Sunrise Stock. Accordingly, management of Sunrise considers it desirable to increase the authorized Sunrise Stock. Approval of the Proposal to amend the Sunrise Certificate to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 (to 25,000,000 if the reverse stock split is approved) requires the affirmative vote of holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Record Date.

     THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF SUNRISE STOCK FROM 40,000,000 TO 75,000,000 (TO 25,000,000 IF THE REVERSE
     STOCK SPLIT IS APPROVED).


SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT


   The following table sets forth the beneficial ownership of Sunrise Stock as of March 31, 1997 by certain members of management and by all executive officers and directors of Sunrise, as a group. Sunrise is not aware of any person who beneficially owns more than 5% of the outstanding Sunrise Stock.

                                                         BENEFICIAL OWNERSHIP(1)
                                                        ------------------------
                                                          NUMBER OF   PERCENT OF
                                                           SHARES       SHARES
                                                        ----------- ------------
David W. Light(2) .....................................   542,917       1.9
C. Russell Trenary, III(3) ............................   153,750        *
Joseph W. Shaffer .....................................   796,871       2.8
Joseph D. Koenig(4) ...................................    28,388        *
Ronald A. Slocum(5) ...................................    28,388        *
All executive officers and directors as a group (7
 persons)(2)(3)(4)(5) ................................. 1,568,232       5.6
----------------
* Less than one percent

(1) Based on information provided by each of the identified officers and directors.

(2) Includes 391,666 shares that Mr. Light does not currently own, but which he has the right to acquire within 60 days of March 31, 1997, pursuant to outstanding options granted under the Company's stock option plan ("Options").

(3) Consists of shares that Mr. Trenary does not currently own, but which he has the right to acquire within 60 days of March 31, 1997, pursuant to Options.

(4) Consists of shares that Mr. Koenig does not currently own, but which he has the right to acquire within 60 days of March 31, 1997, pursuant to Options.

(5) Includes 13,334 shares that Mr. Slocum does not currently own, but which he has the right to acquire within 60 days of March 31, 1997.

                  ADDITIONAL INFORMATION REGARDING THE COMPANY

   The Company develops, manufactures and markets laser and other systems for applications in opthalmology and dentistry. For a discussion of the Company's dental business, see "The Asset Sale--The Dental Business."

 The Ophthalmic Business

   Since mid-1992, the Company has focused a significant portion of its efforts on engineering and development of its laser corneal shaping product for the treatment of refractive errors of the eye, such as hyperopia, astigmatism and presbyopia (decline in near vision due to aging). The LTK system is based upon patented technology acquired in the Company's acquisitions of in-process technology from Laser Biotech, Inc. and Emmetropix Corporation in 1992. The LTK system was introduced overseas in the fourth quarter of 1993 for the treatment of hyperopia and astigmatism. The Company conducted Phase IIa clinical trials of this system for the treatment of hyperopia in the United States pursuant to an Investigational Device Exemption ("IDE") from the FDA through 1994. In February 1995, the Company filed its request with the FDA to commence Phase IIb clinical trials. In a March 1995 letter, the FDA cited various deficiencies in the Company's February letter and requested additional information. In December 1995, the Company submitted the requested additional information. In January 1996, the FDA responded to the Company's submittal by requesting current follow-up data on all Phase IIa patients. In March 1996, the Company provided the current follow-up data on all Phase IIa patients. On September 5, 1996, the FDA authorized Sunrise to treat an additional 100 subjects at five United States locations in a continuation of Phase IIa clinical trials using a treatment algorithm developed by Sunrise in the course of the initial Phase IIa clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.


 The Vision Correction Market

   Products and procedures that correct vision impairment resulting from refractive errors of the eye constitute one of the largest medical markets worldwide. In the United States, approximately 150 million people use eyewear (glasses or contact lenses) to correct refractive errors. In 1994, United States consumers spent approximately $14 billion for such purchases. Outside the United States, at least 300 million additional people use eyewear to correct refractive errors. Many eyewear users with myopia (nearsightedness) have sought refractive surgery procedures, such as radial keratotomy and photo refractive keratectomy ("PRK"), as an alternative to eyewear. PRK has been used in an estimated 250,000 procedures worldwide, with a very limited number of such procedures performed in the United States. In PRK, an excimer laser is used to remove, irreversibly, tissue within the optical zone to reshape the cornea. The FDA issued a PMA to Summit Technologies, Inc. ("Summit") in October 1995 for the use of its excimer laser system in PRK procedures. Currently, the excimer laser is the dominant laser used for the treatment of refractive disorders.

   The vision correction industry is subject to intense competition. Patients with hyperopia (farsightedness) can achieve vision correction with eyeglasses, contact lenses and radial keratotomy, as well as with other technologies and surgical techniques currently under development, such as corneal implants and surgery using different types of lasers. Most of the Company's competitors have substantially greater product development capabilities and financial and marketing resources than the Company, which may enable such competitors to market their products or procedures to the consumer and to the ophthalmic community in a more effective manner. The success of any competing alternative to LTK for treating hyperopia would have a material adverse effect on the Company's business, financial condition and results of operations. The significant competitive factors in the industry include price, convenience, success relative to vision correction, acceptance of new technologies, patient satisfaction and government approval.

   The excimer laser is the dominant laser used for the treatment of refractive disorders, although it is not currently used to treat hyperopia. In the United States, VISX and Summit are the leading manufacturers of excimer refractive surgical systems. While the Company believes the LTK process offers several distinct advantages over the use of excimer lasers for treating hyperopia, including ease of use and decreased invasiveness, both VISX and Summit have significantly greater financial resources than the Company and have received FDA approval for their respective excimer laser products for treating myopia. Although the VISX and Summit excimer laser products are not currently approved for treating hyperopia in the United States, any alternative treatment offered by VISX or Summit will have a competitive advantage because of the name recognition being created by the current promotion of excimer laser products for correcting refractive errors using lasers.


 Ophthalmic Products

 Ophthalmic Laser System for Glaucoma

   In 1990, the Company developed the gLase 210 ophthalmic system (the "gLase 210 system"), a holmium laser system designed to perform a filtering procedure for the treatment of glaucoma. Conventional filtering procedures, whereby a permanent drainage duct is created to relieve the pressure in the eye, is a difficult surgical procedure and is currently being performed only by a limited number of glaucoma specialists. The gLase 210 system emits radiation at a wavelength that is highly absorbed by water, and therefore by all tissues in the body because water is the main constituent of all body tissues. The goal of a filtering procedure is to relieve the pressure inside the eye by making a small hole in the sclera, the strong wall of the eye. The pulsed nature of the holmium laser, combined with the wavelength, provide an effective and efficient way of creating a hole in the sclera with minimal disturbance to surrounding tissues. The laser beam is brought to the target inside the eye with a 200 micron fiber built into a special probe that emits the laser beam at a right angle to the fiber axis.

   The design characteristics and the unique delivery device of the gLase 210 system enables the ophthalmologist to perform this procedure on an outpatient basis, thus avoiding the use of an operating room and the hospitalization sometimes required with traditional filtering surgery. Foreign sales of the gLase 210 system commenced on a limited basis during the second quarter of 1990; domestic sales commenced in December 1990 when the Company received FDA clearance to begin commercial sale of the product line in the United States for the filtering procedure. The gLase 210 system is currently marketed directly and through dealers, distributors and manufacturer's representatives in the United States and through distributors internationally. Sales of the gLase 210 system have been limited and never represented more than 11% of revenues in any year.

 Corneal Shaping System

   In April 1992, the Company acquired Laser Biotech, Inc., a California corporation ("Laser Biotech"), through a merger of a wholly-owned subsidiary of the Company with Laser Biotech (the "Merger"). Laser Biotech was founded in 1986 by Bruce J. Sand, M.D., FACS, to research and develop a precision laser instrument for eye surgery. In connection with the Merger, the Company also acquired certain patent and patent applications held by Dr. Sand covering a patented technique for reshaping the cornea using a laser. The technique, called laser thermal keratoplasty, alters the shape of the cornea to correct refractive disorders such as hyperopia (farsightedness), astigmatism and presbyopia without removing corneal tissue. The procedure employs a laser to shrink, selectively, the collagen in the cornea, changing the curvature of the cornea and thereby changing the refractive power of the eye. By comparison, excimer laser systems for corneal reshaping developed by Summit Technologies, Inc. and VISX, Inc. remove parts of the cornea to achieve changes in refraction. Laser Biotech conducted pre-clinical studies to gain preliminary information on the efficacy and safety of the product, which resulted in positive indications the Corneal Shaping System can be applied successfully and safely to correct refractive errors.

   In May 1992, the Company acquired substantially all of the in-process technology of Emmetropix Corporation, a Texas corporation ("Emmetropix"), including an assignment of certain patent applications and related technology from an Emmetropix shareholder which the Company believes will be useful in developing the LTK system.

   The Company received an IDE from the FDA to begin Phase I clinical trials on human subjects in the first quarter of 1992. Phase I trials commenced in June 1992 using a prototype LTK System designed and developed by the Company. The Company completed Phase I of the clinical work for the LTK system and filed its results with the FDA in June 1993. In September 1993, the Company received clearance to begin Phase IIa clinical trials for the treatment of hyperopia. The trials were conducted at Doheny Eye Institute at USC and Baylor University and completed in November 1994. In February 1995, the Company filed its request with the FDA to commence Phase IIb clinical trials. In March 1995 the FDA cited various deficiencies in the Company's February letter and requested additional information which the Company submitted in December 1995. In January 1996, the FDA responded to the Company's submittal by requesting current follow-up data on all Phase IIa patients. In March 1996, the Company provided the current follow-up data on all Phase IIa patients. On September 5, 1996, the FDA authorized the Company to treat an additional 100 subjects at five United States locations in a continuation of Phase IIa clinical trials using a treatment algorithm developed by the Company in the course of the initial Phase IIa clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.

   In addition, clinical trials were initiated outside the United States in early 1993 and are ongoing. The Company has obtained FDA export clearance to market the Corneal Shaping System in most European countries, Turkey, Saudi Arabia, Canada, Mexico, Brazil, Japan, China, Korea, Hong Kong, the Bahamas, and other countries, although such sales are subject to the individual regulatory authority of each country.

Following regulatory approvals, the Company commenced marketing the Corneal Shaping System overseas, primarily in Europe, for the treatment of hyperopia and astigmatism in December 1993.

   The Corneal Shaping System incorporates the Sun 1000, a modified gLase 210 system as the laser source into a delivery system that is built into a standard slit-lamp to perform the LTK procedure. A slit-lamp is a binocular microscope used regularly by ophthalmologists to examine an eye binocularly under high magnification. The Corneal Shaping System delivers eight simultaneous laser beams disposed in a circle of varying diameter. This system allows for easy alignment on the patient's eye and the delivery of a two second exposure for the treatment. To date, international sales of the Corneal Shaping System have been limited. Revenue in the United States cannot be expected until the Company is granted approval from the FDA to market in the U.S., which will not be until 1999 at the earliest.

   There can be no assurance the Company will successfully develop or market the Corneal Shaping System, the FDA will approve the results of continued clinical trials, or the PMA will be approved which will result in the Company marketing the product in the future.

   On December 27, 1996, Sunrise and EyeSys Technologies, Inc., a corneal topography company, entered into an Agreement and Plan of Merger, which was terminated in January 1997. Sunrise expensed in the fourth quarter of 1996 the costs incurred in connection with the negotiation of such agreement and preparation for the transactions contemplated thereby. Primarily as a result of these costs and costs associated with the development of a new management team for the ophthalmic business, the Company's general and administrative expenses in 1996 increased over such expenses in 1995.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


  OVERVIEW

   The Company has incurred substantial losses in the past five years which have seriously depleted its working capital. Sales of its existing dental products at current levels will not be sufficient to sustain both the existing business and the continued development and regulatory licensing of additional products including the LTK system. Historically, the Company has been able to raise additional working capital for all aspects of its business through the private placement of its common stock. These private placements raised approximately $15,546,000 in gross proceeds (approximately $15,296,000 in net proceeds) between 1994 and 1996 in new equity for the Company. Pursuant to the 1997 Notes Placement, consisting of two-year convertible notes and warrants, the Company raised approximately $3,743,740 in net procees.

   On March 12, 1997 the Company announced that it had entered into an agreement for the sale of the Dental Assets to Lares, a privately held company located in Chico, California, pursuant to which Lares will pay the Company a total of $5.5 million, consisting of $4.0 million in cash and $1.5 million in notes payable over four years. The transaction is subject to stockholder approval.

   Since its inception, the Company has generated revenues from the manufacture and sale of laser systems for applications in dental and medical fields. In 1994, the Company introduced an air abrasive cavity preparation system for the dental market. After an initial period of commercial success, laser product sales have decreased steadily from a high of approximately $20 million in 1991 to approximately $2 million in 1996. During 1996, the FDA Dental Advisory Panel voted to reject the Company's application for the utilization of its dental laser products for hard tissue application, which further limits the potential market for these products. The Company does not anticipate significant increases in revenues from existing laser products in 1997.

   In 1992, the Company acquired patented technology covering the use of a holmium laser to reshape the cornea, which the Company believes will be useful in the treatment of hyperopia, presbyopia and over correction from photo refractive keratectomy (previously defined as "PRK"). The Company filed its PMA Application with the FDA in 1992 and commenced Phase I clinical trials in that year. The FDA approval process is expected to continue through at least 1999 with the cost of clinical studies increasing as the number of sites and patients increases during the period. Although the Company has had limited sales of its Corneal Shaping System outside the United States, significant revenues cannot be expected unless and until FDA approval is obtained to market the system in the United States.

   The following table sets forth certain operations data as a percentage of net revenue for the periods indicated.

                                  YEAR ENDED DECEMBER 31,
                                 -----------------------
                                    1996    1995    1994
                                 -------- ------- ------
Net Revenues ..................    100%     100%     100%
Cost of revenues ..............     71       69       82
                                  ----     ----     ----
Gross profits .................     29       31       18
                                  ----     ----     ----
Other costs and expenses:
 Engineering and development ..     23       23       20
Sales, marketing and regulatory     64       43       50
General and Administration ....     48       44       39
                                  ----     ----     ----
Total other costs and expenses     135      110      109
                                  ----     ----     ----
Loss from operations ..........   (106)     (79)     (91)
Interest income, net of expense      1        1     --
                                  ----     ----     ----
Loss before taxes on income ...   (105)     (78)     (91)
Income tax expense (benefit) ..   --       --       --
                                  ----     ----     ----
Net Loss ......................   (105%)    (78%)    (91%)
                                  ====     ====     ====

  REVENUES

   The Company's revenues have historically been comprised primarily of sales related to its dental products (98% in 1996, 76% in 1995 and 79% in 1994). Revenues fell from $7,578,000 in 1994 to $5,294,000 in 1995, a decrease of approximately 31%. The decrease is attributable to reduced demand for the Company's dental laser products, which was partially offset by sales of the Company's dental air abrasive products, first shipped in mid-1994. The Company had achieved significant sales of dental laser products in Germany in 1994. These sales levels in Germany were not achieved in later periods. During 1995, the Company terminated its relationship with its exclusive distributor in Germany. Sales of the Company's ophthalmic products, primarily non-U.S. sales of the Corneal Shaping System, were also lower in 1995 than 1994. Non-dental sales represented 20% of revenue in 1994 and 22% in 1995.

     Revenues  increased  from  $5,294,000  in 1995 to  $5,655,000  in 1996,  an increase  of  approximately  7%.  Sales of  dental  laser  systems  during  1996 increased slightly from prior levels. Sales of ophthalmic products were insignificant in 1996 as the Company concentrated its limited resources on its FDA clinical studies rather than overseas marketing. Significant increases in sales of the Company's air abrasive products during 1996 more than offset the decrease in sales of its ophthalmic products. The introduction of the MicroPrep Associate(R) in the first quarter of 1996 provided the impetus for the increase in sales of the air abrasive product line.

  GROSS PROFIT

     Gross profit margins were 18%, 31% and 29% in 1994, 1995 and 1996 respectively. The 1995 improvement in gross profit, when compared to 1994, is attributed to introduction of the cost-reduced MicroPrep(R) Director, increased pricing though direct distribution and improved manufacturing efficiencies.

   Gross profit margins decreased in 1996 to 29% primarily as a result of increased sales of dental products through distributors and the decrease in sales of Corneal Shaping Systems which carry a higher gross margin than dental products.

  ENGINEERING AND DEVELOPMENT

   Engineering and development expenses were $1,561,000, $1,218,000 and $1,326,000 for the years ended 1994, 1995 and 1996, respectively. Engineering and development expenses decreased by $343,000 in 1995, due primarily to completion of development of the MicroPrep(R) product.

   Engineering and development increased by $108,000 in 1996 compared to 1995 due primarily to development costs associated with the CureStar curing system, a dental product introduced in the first quarter of 1997.

  SALES, MARKETING AND REGULATORY

   Sales, Marketing and Regulatory expenses were $3,763,000, $2,277,000 and $3,632,000 for the years ended 1994, 1995 and 1996 respectively.

   The Company currently markets its ophthalmic lasers and dental products through a small direct sales organization working with dealers, distributors and manufacturer's representatives in the United States. Distribution for all products internationally is handled through distributors. The Company had thirteen direct sales employees at the end of 1995, and three at the end of 1996.

   Sales, Marketing and Regulatory expenses decreased to $2,277,000 in 1995, approximately a 40% reduction from the 1994 level. This reduction is principally due to the lower international sales and marketing costs, including commissions, as a result of decreased revenues in Germany.

     Sales, Marketing and Regulatory expenses increased in 1996 over 1995 by 60% due primarily to incremental costs associated with the development of a direct sales force late in 1995, the launch of the MicroPrep Associate(R) in the first quarter of 1996 and costs associated with the expansion of the Phase IIa FDA ophthalmic clinical studies and FDA review of the Company's PMA submitted for use of its dental lasers for hard tissue applications.

  GENERAL AND ADMINISTRATIVE

   General  and   administrative   expenses  were  $2,933,000,   $2,329,000  and
$2,700,000 for the years ended 1994, 1995 and 1996, respectively.

   The Company's general and administrative expenses consist primarily of product liability and officer and director liability insurance premiums; accounting, legal and other fees related to financial transactions, patent and general corporate matters, and litigation as well as provisions for the Company's allowance for bad debts. General and Administrative expenses decreased to $2,329,000 in 1995, approximately a 20% reduction from the 1994 level, due primarily to reduction in legal and accounting fees associated with litigation.

   General and administrative expenses in 1996 increased compared to 1995 primarily as a result of costs associated with the proposed acquisition of EyeSys Technologies and the development of a new management team for the ophthalmic business.

  INCOME TAXES

   At December 31, 1996 and 1995, all deferred tax assets computed in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", have been fully offset by a valuation allowance.

   As of December 31, 1996, the Company had federal net operating loss carry-forwards of approximately $25,000,000. The ownership provisions of the Internal Revenue Code of 1986 would limit the utilization of the carry-forwards should there be a substantial change in the Company's ownership.

  NET LOSS

   The Company reported losses of $6,910,000, $4,130,000 and $6,020,000 in 1994,
1995 and 1996, respectively.

   The net loss in 1994 was due principally to a severe drop in laser sales in both the domestic and international market place and a decrease in foreign sales of dental lasers. Somewhat offsetting these reductions were the initial sales of the MicroPrep(R) and across-the-board reductions in operating expenses.

   The net loss in 1995 was due principally to the continued low level of sales, excess manufacturing capacity and the Company's need to maintain the basic sales, marketing, regulatory and corporate infrastructure. Although across-the-board operating expense reductions totaled $2,433,000 in 1995 when compared to 1994, the reductions do not offset the low level of sales volume.

   The net loss in 1996 was due primarily to increased selling, marketing and product development costs required to grow the business. A new sales, marketing, and regulatory team was hired to focus on sales of the Corneal Shaping System outside the United States and FDA clinical trials were expanded, along with expansion of clinical research, to further advance the technology.

  LIQUIDITY AND CAPITAL RESOURCES

   As of December 31, 1996 the Company had $647,000 in cash and cash equivalents. The Company's operating activities used $5,297,000 in cash during 1996. This was funded from the reduction of cash and $2.2 million net proceeds received from a common stock private placement in August, 1996.

   Working capital amounted to $4,541,000 at December 31, 1995 and decreased to $1,073,000 at December 31, 1996. The overall reduction in working capital is consistent with the current year loss and fund raising activity.

   The Company's current operations continue to be cash flow negative, further straining the Company's working capital resources. The level of current product sales is not sufficient to provide enough cash to pursue the Dental Business and support ongoing development and regulatory approval of the LTK system. Management's plans include selling the Dental Assets and field of use rights related to its Dental Business. If successful in selling the Dental Assets, the Company will focus on further developing and seeking regulatory approval of its ophthalmic related products. Such approval may take several years. Although dental related sales have represented the majority of historical sales (98% in 1996, 76% in 1995 and 79% in 1994), management's strategic plan is to use the proceeds from the sale of the Dental Assets and the 1997 Notes Placement to further develop the ophthalmic products, specifically the Sunrise Corneal
Shaping System. There can be no assurance that the Company will successfully consummate the sale of the dental assets, which is subject to stockholder approval. There can also be no assurance that the Corneal Shaping System will receive regulatory approval and the Company will be successful in developing, manufacturing, and marketing the Corneal Shaping System or other ophthalmic related products.

   In February and March 1997 the Company completed private placements of 5% convertible notes due 1999 (convertible into common stock) and warrants to purchase common stock, for aggregate net proceeds of approximately $3.7 million. Management believes the net proceeds from the 1997 Notes Placement and cash from the expected sale of the Dental Assets will provide sufficient funds for the Company's planned operations for 1997. Should the sale of the Dental Assets not be successfully completed, the Company may need to seek additional debt or equity financing. There can be no assurance that such financing, if necessary, will be available, in which case management may need to curtail or suspend certain or all operations.

                        INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                      ------
Audited Financial Statements:
 Report of Ernst & Young LLP ............................................  24
Consolidated Balance Sheets at December 31, 1996 and 1995  ..............  25
Consolidated Statements of Operations for the years ended
 December 31, 1996, 1995 and 1994 .......................................  26
Consolidated Statements of Stockholders' Equity for the three years ended
 December 31, 1996 ......................................................  27
Consolidated Statements of Cash Flows for the years ended
 December 31, 1996, 1995, and 1994 ......................................  28
Notes to Consolidated Financial Statements, December 31, 1996  ..........  29

Schedule II--Valuation and Qualifying Accounts ..........................  37

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

   We have audited the accompanying consolidated balance sheets of Sunrise Technologies International, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at
Item 14(a) of the Company's Annual Report on Form 10-K. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Technologies International, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   The accompanying consolidated financial statements have been prepared assuming that Sunrise Technologies International, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                                    /s/ Ernst & Young LLP

Palo Alto, California
March 10, 1997



                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                         CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                               ---------------------
                                                                   1996       1995
                                                               ---------- ----------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
   Cash and cash equivalents ................................   $    647    $  3,514
   Accounts receivable, net of allowance of $140,000 and
    $25,000 in 1996 and 1995 ................................        472       1,048
   Inventories ..............................................      2,135       1,666
   Prepaid expenses .........................................        288         257
                                                                --------    --------
Total current assets ........................................      3,542       6,485
Property and equipment, net .................................        199         204
                                                                --------    --------
Total assets ................................................   $  3,741    $  6,689
                                                                ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable .........................................   $  1,586    $  1,097
   Accrued payroll and related expenses .....................        209         181
   Accrued warranty .........................................        199         324
   Other accrued expenses ...................................        475         342
                                                                --------    --------
Total current liabilities ...................................      2,469       1,944

COMMITMENTS AND CONTINGENCIES
Stockholders' equity:
   Preferred Stock, $0.001 par value; 2,000,000 shares
    authorized, none issued or outstanding ..................       --          --
   Common stock, $0.001 par value; 40,000,000 shares
    authorized, 27,868,613 and 25,279,716 shares issued
    and outstanding at December 31, 1996 and 1995,
    respectively ............................................         28          25
Additional paid-in-capital ..................................     31,688      29,196
Accumulated deficit .........................................    (30,444)    (24,476)
                                                                --------    --------
Total stockholders' equity ..................................      1,272       4,745
                                                                --------    --------
Total liabilities and stockholders' equity ..................   $  3,741    $  6,689
                                                                ========    ========

                             See accompanying notes.



                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEARS ENDED DECEMBER 31,
                                                  -----------------------------------
                                                      1996        1995        1994
                                                  ----------- ----------- -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                                AMOUNTS)
Net revenues ...................................   $  5,654    $  5,294    $  7,578
Cost of revenues ...............................      4,016       3,657       6,238
                                                   --------    --------    --------
Gross profit ...................................      1,638       1,637       1,340
                                                   --------    --------    --------
Other costs and expenses:
   Engineering and development .................      1,326       1,218       1,561
   Sales, marketing and regulatory .............      3,632       2,277       3,763
   General and administrative ..................      2,700       2,329       2,933
                                                   --------    --------    --------
Total other costs and expenses .................      7,658       5,824       8,257
                                                   --------    --------    --------
Loss from operations ...........................     (6,020)     (4,187)     (6,917)
Interest income, net of expense ................         52          57           7
                                                   --------    --------    --------
Net loss .......................................   $ (5,968)   $ (4,130)   $ (6,910)
                                                   ========    ========    ========
Net loss per share .............................   $  (0.23)   $  (0.28)   $  (0.68)
                                                   --------    --------    --------
Shares used in calculation of net loss per share     26,414      14,935      10,129
                                                   ========    ========    ========

                             See accompanying notes.



                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     THREE YEARS ENDED DECEMBER 31, 1996

                                                                                 ADDITIONAL                    TOTAL
                                              COMMON STOCK            PAID-IN    TREASURY      ACCUMULATED  STOCKHOLDERS'
                                         SHARES         AMOUNT        CAPITAL      STOCK         DEFICIT       EQUITY
                                       -----------    -----------   ----------- -----------    -----------   -----------
                                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31, 1993 .......     9,008,293    $      9   $    16,135    $   --      $   (13,436)   $     2,708
   Sale of common stock, net of
    offering costs .................     1,250,000           1         5,507        --             --            5,508
   Exercise of warrants and options        200,993        --             670        --             --              670
   Treasury stock acquired through
    sale of surgical laser business           --          --            --          (619)          --             (619)
   Net loss ........................          --          --            --          --           (6,910)        (6,910)
                                       -----------    --------   -----------    --------    -----------    -----------
Balance at December 31, 1994 .......    10,459,286          10        22,312        (619)       (20,346)         1,357
   Sale of common stock, net of
    offering costs .................    15,100,000          15         7,528        --             --            7,543
   Cancellation of treasury stock ..      (275,000)       --            (619)        619           --             --
   Other ...........................        (4,570)       --             (25)       --             --              (25)
   Net Loss ........................          --          --            --          --           (4,130)        (4,130)
                                       -----------    --------   -----------    --------    -----------    -----------
Balance at December 31, 1995 .......    25,279,716          25        29,196        --          (24,476)         4,745
   Sale of common stock, net of
    offering costs .................     2,333,412           3         2,242        --             --            2,245
   Exercise of warrants and options        243,252        --             243        --             --              243
   Other ...........................        12,233        --               7        --             --                7
   Net Loss ........................          --          --            --          --           (5,968)        (5,968)
                                       -----------    --------   -----------    --------    -----------    -----------
Balance at December 31, 1996 .......    27,868,613    $     28   $    31,688    $   --      $   (30,444)   $     1,272
                                       ===========    ========   ===========    ========    ===========    ===========

                           See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                           YEARS ENDED DECEMBER 31,
                                                      --------------------------------
                                                          1996       1995       1994
                                                      ---------- ---------- ----------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net ..............................................      $(5,968)   $(4,130)   $(6,910)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization ....................          438        102        469
Provision for doubtful accounts ..................          115         25       --
Changes in assets and liabilities:
   Accounts receivable ...........................          461       (303)       777
   Inventories ...................................         (837)       289        (68)
   Prepaid expenses ..............................          (31)        25        (69)
   Accounts payable ..............................          489       (278)    (1,091)
   Accrued payroll and related expenses ..........           28         31         68
   Accrued warranty ..............................         (125)      --          181
   Other accrued expenses ........................          133       (256)       571
                                                        -------    -------    -------
Total adjustments ................................          671       (365)       838
                                                        -------    -------    -------
Net cash used in operating activities ............       (5,297)    (4,495)    (6,072)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ...............          (65)       (50)       (22)
                                                        -------    -------    -------
   Net cash used in investing activities .........          (65)       (50)       (22)
                                                        -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Payment on capital lease obligations .............         --          (18)       (61)
Issuance of common stock, net of offering costs ..        2,495      7,518      6,178
                                                        -------    -------    -------
Net cash provided by financing activities ........        2,495      7,500      6,117
                                                        -------    -------    -------
Net increase (decrease) in cash and equivalents ..       (2,867)     2,955         23
Cash and cash equivalents at beginning of period .        3,514        559        536
                                                        -------    -------    -------
Cash and cash equivalents at end of period .......      $   647    $ 3,514    $   559
                                                        =======    =======    =======

                             See accompanying notes.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

   Sunrise Technologies International, Inc. (the "Company") develops, manufactures and markets laser systems and other products for applications in ophthalmology and dentistry. The Company was organized as a California corporation in March 1987 and was reincorporated in Delaware in June 1993 as Sunrise Technologies International, Inc. The Company continues to do business under the name Sunrise Technologies, Inc.

BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions. Certain reclassifications have been made to prior year amounts in order to conform to the current presentation.

   The Company has incurred significant losses for the last several years and at December 31, 1996 has an accumulated deficit of $30,444,000. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's ability to continue as a going concern is dependent upon performing profitably or obtaining further financing. Management's plans include selling assets and field of use rights related to its dental operations. If successful in selling the dental assets the company will focus on further developing and seeking regulatory approval of its ophthalmic related products. Such approval may take several years. Although dental related sales have represented the majority of historical sales (98% in 1996, 76% in 1995 and 79% in 1994), management's strategic plan is to use the proceeds from the sale of the dental assets and debenture offering in March of 1997 to further develop the ophthalmic products, specifically the Sunrise Corneal Shaping System. There can be no assurance that the Company will successfully consummate the sale of the dental assets, which is subject to stockholder approval. There can also be no assurance that the Corneal Shaping System will receive regulatory approval and the Company will be successful in developing, manufacturing, and marketing the Corneal Shaping System or other ophthalmic related products.

   In March  1997 the  Company  completed  a  private  placement  consisting  of two-year convertible notes and warrants resulting in net proceeds of approximately $3.7 million. Management believes the net proceeds from the convertible debenture offering and cash from the expected sale of the dental assets will provide sufficient funds for the Company's planned operations for 1997. Should the sale of the dental assets not be successfully completed the Company may need to seek additional debt or equity financing. There can be no assurance that such financing, if necessary, will be available, in which case management may need to curtail or suspend certain or all operations.

INDUSTRY SEGMENT AND CONCENTRATION OF RISK

   The Company, which operates in a single industry segment, designs, manufactures, markets and services medical laser and air abrasive systems. The Company sells its products to customers in the medical industries globally. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 16%, 21% and 57% of revenues in 1996, 1995 and 1994 respectively.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. Agency obligations.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)


CONCENTRATION OF OTHER RISKS

   The Company's operating results each quarter are subject to various uncertainties as discussed in the Company's Annual Report on Form 10-K for 1996, including uncertainties related to the composition, timing and size of orders from the shipments to major customers, variations in product mix and variations in product cost and competitive pressures.

   Inventories: Most components used in the Company's air abrasive and laser systems are purchased from outside sources. Certain components in the air abrasive systems are currently purchased from a single supplier. The failure of such supplier to meet its commitment on schedule could have a material adverse effect on the Company. If the sole source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months during which time the Company's production could be delayed. Such delays could adversely affect the Company's business and financial results.

   International Operations: Sunrise's international business is an important contributor to the Company's net revenues and gross profits. Substantially all of Sunrise's international sales are denominated in the U.S. dollar and an increase in the value of the U.S. dollar relative to foreign currencies could make products sold internationally less competitive. The Company does not have any overseas offices.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

   Cash consists of cash on deposit with banks and highly liquid investments with a maturity from the date of purchase of 90 days or less. As of December 31, 1996 and 1995, the Company did not hold any investments in debt or equity securities.

INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory at December 31, consists of:

                                           1996    1995
                                          ------  -------
                                          (IN THOUSANDS)
                    Raw materials .....   $1,180   $  909
                    Work-in-process ...      299      237
                    Finished goods ....      656      520
                                          ------   ------
                                          $2,135   $1,666
                                          ======   ======

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)

PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost and depreciated using the straight-line method for financial reporting over estimated useful lives of two to five years. Assets under capitalized leases are amortized over the shorter of the term of the lease or their useful lives, and such amortization is included with depreciation expense. Property and equipment at December 31, consists of:

                                                    1996      1995
                                                 --------- ---------
                                                   (IN THOUSANDS)

Machinery and equipment .......................  $ 1,644   $ 1,412
Computer Equipment ............................      611       599
Furniture and fixtures ........................      207       207
Leasehold improvements ........................      392       167
                                                 --------- ---------
                                                   2,854     2,385
Less accumulated depreciation and amortization    (2,655)   (2,181)
                                                 --------- ---------
                                                 $   199   $   204
                                                 ========= =========

NET LOSS PER SHARE

   Net loss per share for the years ended December 31, 1996, 1995 and 1994 is based solely on weighted average shares of common stock outstanding during the period. Common equivalent shares have not been considered in the computation since their inclusion would have an anti-dilutive effect.

REVENUE RECOGNITION

   Revenues are recognized at time of shipment. A provision for the estimated future cost of warranty is made at the time a sale is recorded.

EXPORT SALES

   The Company had export sales by region as follows:

                                     1996     1995     1994
                                  -------- -------- --------
                                       (IN THOUSANDS)

                 Europe ........  $1,036   $1,948   $4,291
                 Pacific Rim  ..   1,602    1,192      139
                 Canada ........      --      248      393
                 Other .........      --      282      363
                                  -------- -------- --------
                   Total .......  $2,638   $3,670   $5,186
                                  ======== ======== ========

2. TAXES ON INCOME

   As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $24,600,000 and $11,000,000, respectively. The federal net operating loss carryforwards will expire at various dates beginning on 2007 through 2011. The state net operating loss carryforwards will expire at various dates through 2001.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)


   Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                  1996      1995
                                               ---------- ---------
                                                  (IN THOUSANDS)
Deferred tax assets:
   Net operating loss carry-forwards ........  $  9,000   $ 7,175
   Research credits (expire 2007-2011)  .....       600       642
   Other ....................................       600       949
                                               ---------- ---------
Total deferred tax assets ...................    10,200     8,766
Valuation allowance for deferred tax assets     (10,200)   (8,766)
                                               ---------- ---------
Net deferred tax assets .....................  $      --  $     --
                                               ========== =========

   Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1,928,000 during the year ended December 31, 1995.

   Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

3. COMMITMENTS AND CONTINGENCIES

LEASES

   The  Company  leases  certain  of  its  facilities  and  equipment   under  a
non-cancelable operating lease. Rent expense was $299,000, $281,000 and $279,000 in 1996, 1995 and 1994, respectively.

   Future minimum lease payments under the lease are $255,000 in 1997 and $21,000 in 1998.

LITIGATION SETTLEMENTS

   In July 1996, the Company settled all of its outstanding litigation with ADT. The material terms of the settlement are as follows:

     (a) The Company waived its rights to collect a judgment for $940,000 obtained against ADT in a prior case, which had been subject to an appeal by ADT.

     (b) The Company obtained a non-exclusive license to certain ADT patents covering air abrasion systems used in dental applications.

     (c) The Company will pay ADT a royalty of 7% on all air abrasion products shipped after December 31, 1996.

     (d) If the Company sells its dental air abrasion assets before July 1998, it must pay to ADT a transfer fee on the amount received for the air abrasion assets.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

   As of December 31, 1996, there remains 38,340 outstanding warrants to purchase common stock which were issued in connection with the acquisition of Laser Biotech, Inc. in April 1992. The exercise prices of these warrants range from $3.70 to $9.26 per share.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)


   In conjunction with a 1992 private placement, the placement agent received a warrant to purchase 25,000 shares of common stock for $8.05 per share. The warrant is exercisable at any time prior to August 28, 1997.

   In February 1994, the Company completed a private placement of 1,250,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 62,500 shares of common stock. The exercise price for these warrants is $6.00 per share and they are exercisable at any time before February 8, 1999.

   In June 1995, the Company completed a private placement of 2,100,000 shares of common stock.

   In September 1995, the Company completed a private placement of 13,000,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 675,000 shares of common stock. The exercise price for these warrants is $0.55 per share and they are exercisable at any time before September 6, 2000.

   In August 1996, the Company completed a private placement of 2,334,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 116,721 shares of common stock. The exercise price for these warrants is $1.06 per share and they are exercisable at any time between August 7, 1997 and August 7, 2001.

   As of December 31, 1996, there were warrants outstanding to purchase 917,561 shares of common stock.

STOCK OPTION PLAN

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

   In 1988, the Company adopted the 1988 Stock Option Plan (the "Plan") under which employees, directors and consultants may be granted incentive or non-statutory stock options. Under the Plan, incentive stock options must be granted at an exercise price of not less than the fair market value of the common stock at the date of grant, except that options granted to shareholders owning greater than 10 percent of the total voting power of all classes of stock of the Company must have an exercise price of not less than 110 percent of the fair market value at the date of grant. Non-statutory options must be at least 85 percent of fair market value at the date of grant. Options granted generally provide that 25 percent of the shares subject thereto become exercisable one year after the date of grant and 1/36 of the remaining shares subject to the option become exercisable each month thereafter. The Plan expires in 1998.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)


   The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 1996:

                                                OUTSTANDING OPTIONS
                                     -------------------------------------------
                                       SHARES
                                      AVAILABLE                       SHARE
                                      FOR GRANT       SHARES          PRICE
                                     ------------- ------------- ---------------
Balance, December 31, 1993 ......       415,350        771,900     $0.75 - $8.50
Shares reserved .................       440,000           --            --
Granted .........................    (1,168,214)     1,168,214        $2.00
Exercised .......................          --         (189,561)    $0.75 - $5.63
Canceled ........................       582,339       (582,339)    $1.25 - $8.50
                                     ----------     ----------     -------------
Balance, December 31, 1994 ......       269,475      1,168,214     $0.75 - $2.00
Shares reserved .................     1,550,000           --            --
Granted .........................    (1,633,331)     1,633,331     $0.97 - $2.50
Exercised .......................          --             --            --
Canceled ........................     1,497,381     (1,497,381)       $1.00
                                     ----------     ----------     -------------
Balance, December 31, 1995 ......     1,683,525      1,304,164     $0.75 - $2.50
Shares reserved .................          --             --            --
Granted .........................    (1,816,000)     1,816,000        $1.11*
Exercised .......................          --         (243,252)       $1.00*
Canceled ........................       389,474       (389,474)       $1.44*
                                     ----------     ----------     -------------
Balance, December 31, 1996 ......       256,999      2,487,438        $1.03*
                                     ==========     ==========     =============
--------------
* Represents the weighted average exercise price for the applicable options.

   The following table summarizes information about stock options outstanding at December 31, 1996:

                               OPTIONS OUTSTANDING AND EXERCISABLE
                             --------------------------------------
                                              WEIGHTED
                                               AVERAGE
                                              REMAINING    WEIGHTED
                                             CONTRACTUAL   AVERAGE
                                 NUMBER         LIFE       EXERCISE
                               OUTSTANDING     (YEARS)      PRICE
                             ------------- ------------- ----------
$0.75 - $1.00 ..............   748,604          4.0         $1.00
$1.01 - $1.25 .............. 1,695,834          3.8         $1.05
$1.26 - $1.50 ..............    38,000          1.0         $1.49
$1.51 - $1.75 ..............     5,000          1.0         $1.63
                             ------------- ------------- ----------
                             2,487,438          3.8         $1.03
                             ============= ============= ==========

   As of December 31, 1996 and 1995, options to purchase 680,248 and 472,840 shares respectively were exercisable. In 1995, 1,058,331 options to purchase shares were reissued at $1.00 per share under an option exchange program. During 1994 options outstanding were canceled and reissued under an option exchange program.

   Pro forma information regarding net loss and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.7%

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)


and 5.6%; no dividend yield; volatility factors of the expected market price of the Company's common stock of 0.955; and expected life of the options of 4.8 years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                     FOR THE YEARS
                                                         ENDING
                                                      DECEMBER 31,
                                                   -----------------
                                                      1996     1995
                                                   -------- --------
                                                     (IN THOUSANDS,
                                                    EXCEPT PER SHARE
                                                        AMOUNTS)
          Pro forma net loss ...................   $6,390   $4,220
          Pro forma net loss per share .........   $ 0.24   $ 0.28

   The weighted average grant date fair value of options granted during 1996 and 1995 were $0.74 and $0.89 respectively.

   Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until fiscal 1997. The effects on pro forma disclosures of applying FAS 123 are not likely to be representative of the effects on pro forma disclosures in future years.

EMPLOYEE STOCK PURCHASE PLAN

   In June 1992, the Company adopted the 1992 Employee Stock Purchase Plan under which 200,000 shares have been reserved for issuance. Eligible employees may purchase common stock at 85 percent of the lower of the closing price of the stock on the offering date or the exercise date determined by the Board of Directors. Purchases are limited to 10 percent of each employee's compensation. There were 40,656 and 34,689 shares issued under the plan as of December 31, 1996 and 1995, respectively.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)


5. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

                                            1996   1995   1994
                                           ------ ------ ------
                                              (IN THOUSANDS)

       Cash received during the year for:
       Interest ..........................  52       --     --

6. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

   On March 25, 1997, the Company signed an agreement to sell its dental assets to Lares Research. Consideration for the sale will be $4.0 million in cash on completion, $1.0 million in an 8% interest bearing note receivable three years from the date of closing and $0.5 million in an 8% interest bearing promissory note four years from the date of closing. This transaction is subject to stockholder approval and other conditions.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996 -- (Continued)

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                                ADDITIONS
                                   BALANCE AT   CHARGED TO                         BALANCE AT
                                   BEGINNING    COSTS AND                             END
                                   OF PERIOD     EXPENSES    DEDUCTIONS  OTHER(A)  OF PERIOD
                                 ------------ ------------ ------------ -------- ------------
                                                         (IN THOUSANDS)
Year ended December 31, 1994
Reserves and allowances deducted
 from assets accounts:
   Allowance for uncollectible
    accounts ....................    $981         $ --         $ --         $(531)   $450
   Allowance for inventory ......    $886         $ --         $ --         $(373)   $513

Year ended December 31, 1995
Reserves and allowances deducted
 from assets accounts:
   Allowance for uncollectible
    accounts ....................    $450         $ 25         $(450)       $ --     $ 25
   Allowance for inventory ......    $513         $250         $(295)       $ --     $468

Year ended December 31, 1996
Reserves and allowances deducted
 from assets accounts:
   Allowance for uncollectible
    accounts ....................    $ 25         $115         $ --         $ --     $140
   Allowance for inventory ......    $468         $ --         $(118)       $ --     $350

----------------
(A) Amounts relate to valuation allowance assigned to disposed assets.